                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14A-101)

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                         |_|
Filed by a Party other than the Registrant      |X|

Check the appropriate box:

|X|   Preliminary Proxy Statement
|_|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                           ALLIED RESEARCH CORPORATION
                (Name of Registrant as Specified In Its Charter)

                          ZILKHA CAPITAL PARTNERS, L.P.
                           LT. GENERAL WILLIAM M. KEYS, USMC (Ret.)
                                  JOHN P. RIGAS
                                JEAN-CLAUDE ROCH
                               JOHN R. TORELL III
                                DONALD E. ZILKHA
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

|X|   No Fee Required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)   Title of each class of securities to which transaction applies:
      (2)   Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      (4)   Proposed maximum aggregate value of transaction:
      (5)   Total Fee Paid:

|_|   Fee paid previously with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:
      (2)   Form, Schedule or Registration Statement No.:
      (3)   Filing Party:
      (4)   Date Filed:

          PRELIMINARY COPY--SUBJECT TO COMPLETION, DATED MAY 7, 1999

                                 PROXY STATEMENT
                        OF ZILKHA CAPITAL PARTNERS, L.P.
                             IN CONNECTION WITH THE
                       1999 ANNUAL MEETING OF STOCKHOLDERS
                         OF ALLIED RESEARCH CORPORATION

      This Proxy Statement is being furnished to stockholders of Allied Research Corporation (the "Company" or "ARC") in connection with a solicitation by Zilkha Capital Partners, L.P. ("ZCP" or "we") and the other participants described below under "Certain Information Concerning ZCP and the Other Participants in the Solicitation." ZCP owns 4.14% of the Company's outstanding shares of common stock, par value $.01 per share ("Common Stock"). This Proxy Statement is being furnished for use at the 1999 Annual Meeting of Stockholders of the Company and at any adjournments thereof (the "1999 Annual Meeting").

      WE ARE SOLICITING PROXIES TO ELECT A NEW SLATE OF DIRECTORS TO REPLACE THE COMPANY'S BOARD. WE URGE YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD (THE "GOLD PROXY") IN FAVOR OF THE NOMINEES PROPOSED BY ZCP.

                       PROPOSAL FOR ELECTION OF DIRECTORS

      ZCP is soliciting the proxies of stockholders in connection with the 1999 Annual Meeting for the election of Lt. General William M. Keys, USMC (Ret.), John P. Rigas, Jean-Claude Roch, John R. Torell III and Donald E. Zilkha (collectively, the "New Nominees"), as directors of the Company, to serve until their successors are duly elected and qualified (the "Election of Directors Proposal").

Summary of Reasons for Nomination of the New Nominees

      We are asking you to elect the New Nominees instead of the directors nominated by the Company. We believe it is in your best interests as a stockholder to do so because we believe that the current Board of Directors (the "Board") has been inadequate as demonstrated in the following areas:

      o Over the past five years the return on the Company's Common Stock has significantly underperformed the Company's major competitors and the primary market indices. See "Reasons for Nomination of the New Nominees--Diminution of Stockholder Value."

      o The Company's weak financial performance for 1998 and the first quarter of 1999 and its dwindling backlog create significant concern over the Company's future economic prospects. See "Reasons for Nomination of the New Nominees--Weak Financial Performance."

      o Through a long-standing, inefficient capital structure, we believe the Board has continuously failed to effectively utilize and deploy the Company's large cash resources. See "Reasons for Nomination of the New Nominees--Inefficient Capital Structure."

--------------------------------------------------------------------------------
THESE ARE PRELIMINARY PROXY MATERIALS AND, IN ACCORDANCE WITH U.S. SECURITIES LAWS DO NOT INCLUDE A PROXY CARD. ONCE OUR PROXY MATERIALS BECOME DEFINITIVE, YOU WILL RECEIVE ANOTHER COPY ALONG WITH OUR GOLD PROXY WHICH YOU CAN USE TO VOTE YOUR SHARES.
--------------------------------------------------------------------------------

      o The Board has failed to implement a strategic plan to reduce its customer concentration, diversify its businesses, develop new products or enhance synergies between its businesses. See "Reasons for Nomination of the New Nominees--Lack of Strategic Direction."

      o The Board has appointed a senior management team that is dislocated from the base of the Company's primary operations and whose interests are not sufficiently aligned with those of the Company's stockholders. See "Reasons for Nomination of the New Nominees--Weak Operating and Management Structure."

      If elected, the New Nominees intend to improve the Company's performance and enhance stockholder value in the short- and long-term through the following steps:

      o Drawing on its experience with and knowledge of the defense industry, undertake a strategic review of the Company and each of its businesses, including assessing the Company's need for additional capital and exploring all available financing sources.

      o Reorganize the capital structure of the Company with a view toward better utilizing the Company's cash resources and improving its financing arrangements.

      o Strengthen the Company's management team by providing senior management with increased board and stock participation, relocating managers to the location of the businesses for which they are responsible and hiring new, and if necessary removing existing, executive officers.

      o Attempt to unlock hidden stockholder value by implementing the initiatives described above and by refocusing the Company's corporate assets so that the marketplace can more easily appreciate their underlying value.

      o Build long-term stockholder value by developing a comprehensive business plan that will seek to expand and diversify the Company's business and product lines and customer base through internal growth and strategic acquisitions. The New Nominees will move aggressively to divest the Company of those businesses that do not provide a suitable strategic fit with the Company's long-term business plan or which do not generate an acceptable return on assets and to acquire businesses that offer synergistic advantages or provide the Company with attractive growth and returns.

      For more information, see "Reasons for Nomination of the New Nominees-- Objectives of New Nominees."

The New Nominees

      Each of the New Nominees has consented to serve as a director if elected. There are no arrangements or understandings between any such nominee and any other person pursuant to which he was selected as a New Nominee. There are also no arrangements or understandings between any New Nominees or associates of the New Nominees and any other person with respect to any future employment with the Company or its affiliates or any future transactions with the Company or its affiliates. The information below concerning age, principal occupation, directorships and beneficial ownership of Common Stock has been furnished by the respective New Nominees.


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

                               Present Principal
                            Occupation and Principal     Number of
                               Occupations During        Shares of     Percent
     Name, Business,          Last Five (5) Years;         Common     of Common
     Address and Age              Directorships         Stock Owned     Stock
------------------------  ----------------------------  -----------   ---------
Lt. General William M.    Chairman of Keys &                  --            --
Keys, USMC (Ret.)         Associates (a business
c/o Value Properties      consulting partnership)
300 East 42nd Street      since 1995; President of
New York, New York 10017  Value Properties (a real
Age 62.                   estate development and
                          management company) since
                          1995; Chairman and member of
                          the Board of Directors of
                          the Marine Military Academy
                          since 1988; Consultant to
                          General Motors Defense, Ltd.
                          since 1996. Lt. General Keys
                          has held many military
                          leadership positions,
                          including Commander U.S.
                          Marine Corps Forces
                          Atlantic, and received
                          numerous commendations. Lt.
                          General Keys is also a
                          member of the U.S.
                          Congressional Commission on
                          Military Training and Gender
                          Related Issues; a member of
                          the Board of Directors of
                          Mooney Aircraft Corporation
                          and a member of the Board of
                          Directors of several of
                          Zilkha & Company's privately
                          held portfolio companies.

John P. Rigas             Co-Founder and, through        200,000(1)      4.14%
c/o Zilkha Capital        ZCP's general partner,
Partners L.P.             Managing Partner of ZCP and
767 Fifth Avenue          Zilkha Guernsey Capital
New York, New York 10153  Partners, L.P.; Principal
Age 35.                   of Zilkha & Company since
                          1988. Mr. Rigas also serves
                          as either the Chairman or a
                          Director of each of Zilkha &
                          Company's privately held
                          portfolio companies.

Jean-Claude Roch          Vice Chairman of the Board          --            --
Av. de Florimont 3        of Directors of Aeroleasing
CH-1006 Lausanne          Holding SA (a private
Switzerland               airline company) since
Age 51                    January 1, 1995; member of
                          the Board of Directors of
                          Banque Cantonale Vaudoise
                          (a Belgian banking company)
                          since June 30, 1993.
                          Mr. Roch was the Chief
                          Financial Officer and
                          member of the Board of
                          Directors of SICPA Holding
                          SA (an ink company) from
                          September 1, 1984 until
                          June 30, 1998.


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

                               Present Principal
                            Occupation and Principal     Number of
                               Occupations During        Shares of     Percent
     Name, Business,          Last Five (5) Years;         Common     of Common
     Address and Age              Directorships         Stock Owned     Stock
------------------------  ----------------------------  -----------   ---------
John R. Torell III        Chairman and Chief                  --            --
c/o Torell Management,    Executive Officer of Torell
Inc.                      Management, Inc. (an
767 Fifth Avenue          investment company
New York, New York 10153  specializing in principal
Age 59.                   acquisitions) since 1990.
                          Mr. Torell was the President
                          and Chief Operating Officer
                          of Manufacturers Hanover
                          Corp. from 1982 to 1988,
                          Chairman and Chief Executive
                          Officer of California
                          Federal Bank from 1988 to
                          1989 and Chairman and Chief
                          Executive Officer of Fortune
                          Bancorp Inc. from 1990 to
                          1994. Mr. Torell is also
                          currently a Director of
                          American Home Products
                          Corporation, Heartland
                          Technology, Inc., The
                          PaineWebber Group and Volt
                          Information Sciences and
                          several of Zilkha &
                          Company's privately held
                          portfolio companies.

Donald E. Zilkha          Co-Founder and, through        200,000(1)      4.14%
c/o Zilkha Capital        ZCP's general partner,
Partners L.P.             Managing Partner of ZCP and
767 Fifth Avenue          Zilkha Guernsey Capital
New York, New York 10153  Partners, L.P.; Principal
Age 47.                   of Zilkha & Company since
                          1986. Mr. Zilkha also serves
                          as either the Chairman or a
                          Director of each of Zilkha &
                          Company's privately held
                          portfolio companies.

----------
(1) Represents beneficial ownership of shares of Common Stock owned by ZCP.

      On May [__], 1999, ZCP provided written notice to the Company of its intent to nominate the New Nominees for election to the Board. Such notice was provided pursuant to Section 1(b) of Article IV of the Company's By-laws (the "By-laws") which sets forth certain requirements for stockholders intending to nominate candidates for election to the Board, including, in general, the requirement that a notice containing specified information be submitted to the Company not less than 14 days nor more than 50 days prior to any meeting of stockholders called for the purpose of electing directors.

      In accordance with the Company's Certificate of Incorporation and By-laws and the Delaware General Business Corporation Law, the Company's Board is to consist of not less than three nor more than 15 directors, as may be determined by resolution adopted by the Board. At each annual meeting of stockholders, the directors are elected by a plurality vote to serve until the next annual stockholder meeting and until their successors are duly elected and qualified or until their death, resignation or removal. Based on information contained in reports filed by the Company with the Securities and Exchange Commission ("SEC"), the Board is currently comprised of five directors.

      If the New Nominees are elected and take office as directors, they intend to discharge their duties as directors of the Company in compliance with all applicable legal requirements, including the general fiduciary obligations imposed upon corporate directors.

      None of the New Nominees have engaged in transactions in securities of the Company during the past two years.

Reasons for Nomination of the New Nominees

      Benefits of ZCP as a Strategic Investor. ZCP is a private equity fund established by Zilkha & Company, a merchant banking and financial advisory firm, with the objective of realizing above-average returns through the long-term capital appreciation of its equity, equity related and debt investments. ZCP and its affiliates have had extensive experience in successfully managing companies in the defense industry, including Colt's Manufacturing Company, Inc. and Saco Defense, Inc. During the month of March 1999, ZCP acquired 200,000 shares of Common Stock of ARC constituting 4.14% of the outstanding Common Stock based on the number of outstanding shares of Common Stock reported in the Company's definitive proxy statement, dated April 29, 1999 (the "Company's Proxy Statement"). Our ownership of 200,000 shares of Common Stock makes us one of the Company's largest stockholders.

      Long prior to our first purchasing shares of the Company's Common Stock, however, we took an active interest in the Company. Representatives of ZCP met with W. Glenn Yarborough, Jr., the Company's President and Chief Operating Officer, on several occasions beginning in August of 1998 in order to discuss our interest in the Company and to explore strategic alternatives for an investment by ZCP in the Company. Despite successive attempts to include him, J.R. Sculley, the Company's Chairman and Chief Executive Officer, was either unable or unwilling to attend any of our meetings with Mr. Yarborough. On March 30, 1999 we again met with Mr. Yarborough to briefly present a proposal for structuring an investment by ZCP in the Company and once more to seek an opportunity to discuss our thoughts with members of the Company's Board. Unable to arrange such a meeting, we presented the Board with a formal proposal in a letter dated April 12, 1999 (the "Proposal"). A copy of the Proposal is attached to this Proxy Statement as Appendix A.

      Through the Proposal, ZCP offered to provide the Company with a $9 million capital infusion (in the form of a note convertible into Common Stock of the Company at a conversion price representing a premium in excess of 20% to its then-current market price) and with strategic guidance through the addition of three directors nominated by ZCP to the Company's Board. We also once again requested that the Board meet with us to allow ZCP to make a presentation with regard to our past business activities and our ideas for assisting the Company under its current circumstances. The Board did not grant us this request and by letter dated April 19, 1999, Dr. Sculley formally rejected ZCP's offer to invest in the Company.

      At no point since August 1998 has Dr. Sculley or the Company's Board been willing to meet and discuss ZCP's ideas for investing in the Company and enhancing stockholder value, nor have they provided the Company's stockholders with an opportunity to consider ZCP's proposals. ZCP made its proposals to the Company with a view toward applying its experience in and knowledge of the defense industry to the business of the Company. Current management of the Company has not seen fit to take advantage or investigate the merits of ZCP's offer.

      Although we continue to believe that there is unrealized value in the Company, we are growing concerned about the inability of the Company's Board and management to have such value reflected in the stock market price and its unwillingness to consider ZCP's strategic assistance. We believe the current management and Board of Directors of the Company have failed to effectively manage the Company and to maximize stockholder value and profitability which is evident in the following areas:

      Diminution of Stockholder Value. Over the past five years the return on the Company's Common Stock has significantly underperformed each of the S&P Smallcap Aerospace/Defense Index, the Dow Jones Industrial Average and the S&P 500 Index. Set forth below is a table comparing the returns of the Company's Common Stock to these indices.

Name                               5/3/94         5/3/99       % Change
----                               ------         ------       --------

Allied Research Corporation         $6.625          $6.50         -1.89%

S&P Smallcap Aerospace/Defense   107.89(1)         147.45         36.67%

Dow Jones Industrial Average      3,714.41      11,014.69        196.54%

S&P 500                             453.03       1,354.63        199.02%

----------
(1) Index level on 7/1/96, the date on which Standard Poor's started pricing the index.

The return on the Company's Common Stock has also underperformed Primex Technologies Inc. and Alliant Techsystems Inc., two of the major munitions competitors of MECAR S.A. ("MECAR"), the Company's principal business unit, as shown in the table below.

Name                                5/3/94         5/3/99       % Change
----                                ------         ------       --------

Allied Research Corporation         $6.625          $6.50         -1.89%

Primex Technologies Inc.            $10(1)        $21.375        113.75%

Alliant Techsystems Inc.           $23.375         $82.50        252.94%

----------
(1) Closing price on 12/20/96, the date Primex Technologies Inc. was spun-off from Olin Corp.

      A closing price of $6.50 per share on May 3, 1999 means shares of the Company's Common Stock have lost over 20% of their value in 1999 and over 50% of their value from their 52 week high of $13.0625. Indeed, the Board itself discloses in the Company's Proxy Statement that the cumulative total return on the Company's Common Stock over a five-year period is significantly lower than the S&P 500 and a company peer group selected by the Board. Assuming an initial investment of $100 and the reinvestment of dividends, the Company's cumulative return is shown to be $98.51 as compared with $293.91 and $216.90 for the S&P 500 and the company peer group, respectively. In addition, the Company's balance sheet as of March 31, 1998 (included in ARC's report on Form 10-Q for the quarter then ended filed with the SEC on April 27, 1999 (the "Company's 10-Q")) reflects the fact that the Company had $6.24 per share in cash as compared to the $6.50 closing price per share of the Company's Common Stock as of May 3, 1999. It would appear, therefore, that the market price of the Common Stock accords little, if any, value to the Company's existing businesses or its current management.

      We believe the Company's depressed stock price and the valuation of the Company's Common Stock at a price approximately equal to its cash per share reflect the Company's weak financial performance, poor asset deployment and utilization, lack of strategic planning and inattentive management.

      Weak Financial Performance. According to the Company's report on Form 10-K for the year ended December 31, 1998 filed with the SEC on March 16, 1999 (the "Company's 10-K"), revenues increased a modest 6.73% from 1997 to 1998, and earnings per share an even less impressive 2.13%. MECAR's pre-tax profits for 1998 decreased by 20% from 1997 levels notwithstanding that 1997 pre-tax profits were adversely affected by a $.98/per share restructuring cost due to a work force reduction. The Company's performance during the first quarter of 1999 was even more disappointing. According to the Company's 10-Q, revenues, net earnings and net earnings per share for the first quarter of 1999 dropped by 30.10%, 43.91% and 43.75%, respectively, compared with the same period in 1998. In the past, the Company has survived on its large backlog, but according to the Company's 10-K, that backlog has dwindled over 26% from $92.8 million at the beginning of 1998 to $68.0 million at the beginning of 1999, while MECAR's backlog has fallen over 66% from $65.8 million to $22.0 million during the same period. As of March 31, 1999, the Company had a backlog of $21 million and MECAR had a backlog of $6 million (less than one-third of MECAR's revenues for the first quarter).

      With this economic backdrop, we believe the Company is poised to face some very difficult times ahead and this uncertainty is reflected in the low market price of the Company's Common Stock.

      Inefficient Capital Structure. We believe the Company's return on assets has been diminished by its underutilization of its large cash resources. As of December 31, 1998, the Company had cash of approximately $31 million, approximately $21 million of which is restricted by the Company's lenders in connection with letters of credit, performance bonds and other bank guarantees, according to the Company's 10-K. According to the Company's 10-Q, the Company's total cash was over $29.5 million as of March 31, 1999. Given these cash resources, we fail to understand why management has found it necessary to finance its operations with what we believe to be unfavorable bank loans. Despite the Company's large cash position, as a result of its large borrowing expenses and low returns on cash, the Company's interest expense for the year ended December 31, 1998 and the quarter ended March 31, 1999 materially exceeded its interest income in such periods. Furthermore, ARC's large cash position appears to be a historical problem rather than a recent phenomenon. According to the Company's financial statements as reported on Form 10-K, as of the end of each year since 1994 the Company has held cash (including restricted cash and deposits) in excess of $22 million, indicating that the Board has consistently failed to effectively deploy one of the Company's largest assets.

      In addition to bearing substantial interest and fee expenses, the Company is further disadvantaged by the large cash collateralization levels of its bank guarantees and letters of credit. Based on our experience in the defense industry, letters of credit and other bank guarantees supporting the performance by suppliers of their customer orders generally require collateralization of up to approximately 10% of the order and as collateral, suppliers may generally use letters of credit received under the contract, cash, accounts receivable, inventory and property, plant and equipment. Given this background and the fact, as disclosed in the Company's 10-Q, that $32 million of MECAR's noncash assets are used as collateral, it seems extraordinary to us that the Company must further pledge over $18 million of its cash assets.

      We believe that the onerous restrictions the Board and management have allowed to be placed on the Company's cash assets have limited the Company's ability to utilize its cash more effectively in order to diversify by acquiring new businesses or developing new products and customers. This ineffective use of the Company's large cash position, we believe, has diminished the return on the Company's assets and thereby depressed the price of the Company's Common Stock.

      Lack of Strategic Direction. According to the Company's report on 10-K for the year ended December 31, 1994, management first embarked on a strategic course of growing the Company's revenue base to mitigate the impact of its volatile overseas military operations in 1995. The Company has failed to implement this strategy. As of December 31, 1998, approximately 86% of the Company's assets were held in its military subsidiaries, MECAR and Barnes & Reinecke, Inc., and approximately 85% of its revenues for 1998 were attributable to sales from those military businesses (according to the Company's 10-K). As a result of the Board's and management's failure to grow ARC's commercial business and create a greater balance in the mix of the Company's assets, the Company has remained primarily reliant on its MECAR ammunitions unit which itself, according to the Company's 10-K, is largely reliant on two government agency customers, both of which are in Saudi Arabia and neither of which have placed an order with the Company since March 1998. The Company has not initiated any strategic solutions with respect to reducing this concentrated business risk or even, to our knowledge, articulated any strategic plan for addressing it.

      The Company's lack of strategic direction is also demonstrated in the incongruity of the Company's assets. The Company manufactures and sells ammunitions; develops, manufactures, sells and services industrial security products and provides engineering and technical support services for military vehicles. We believe the resulting mix of businesses creates a lack of synergy amongst the Company's assets, preventing the Company from taking advantage of the cost savings, shared research and development and other operational leverage afforded by complimentary business and product lines. The other businesses the Company has attempted to launch also appear to have been devoid of any synergies. The Company's U.K. subsidiary, Allied Research Corporation Limited, which is now inactive, was engaged in the marketing of military hardware and, in 1993, the Company made a failed attempt to enter the environmental services business through the now defunct ARC Services, Inc.

      We believe that under its present economic circumstances, the Company can ill-afford this rudderless drift from business to business, which we believe has depressed further the price of the Company's Common Stock.

      Weak Operating and Management Structure. We believe the Board has failed to implement an effective management and operating structure in the Company for a variety of reasons. The executive management team currently consists solely of Dr. Sculley and Mr. Yarborough. In fact, according to the Company's 10-Q, Dr. Sculley retains the position of Chairman, Chief Executive Officer and Chief Financial Officer. Dr. Sculley and Mr. Yarborough both reside in the United States, while over 85% of the Company's assets are based in Belgium, creating an alarming incongruity between the location of the Company's assets and the location of its senior management team. In addition, the Company does not effectively use stock ownership as a means of providing incentive for its management and aligning their interests with the interests of the Company's other stockholders. According to the Company's 10-K, the Company's management team (consisting of Dr. Sculley and Mr. Yarborough) beneficially owns, in the aggregate, only 3.4% of the Company's Common Stock (excluding options).

      We believe that the Company needs senior management to be closer to its asset base in order to better monitor daily operations with a view toward improving operating performance and the required relationships with lenders, suppliers and customers. ZCP further believes stock ownership and stock options to be the most effective way of incentivising management and aligning management's interests with those of the Company's stockholders.

                                    * * * * *

      Objectives of New Nominees. If elected, the New Nominees intend to improve the Company's performance and enhance stockholder value in the short-and long-term by implementing the following initiatives:

      o Undertake a strategic review of the Company and each of its businesses. Using its experience with and knowledge of the defense industry, through this review the New Nominees will determine which of the Company's businesses are capable of generating an acceptable return on assets, where the opportunities for greater synergy and expansion lie, and what the potential needs and sources for additional capital may be.

      o Reorganize the Company's capital structure. The New Nominees will attempt to immediately improve the financial management of the Company through the restructuring of the Company's lending arrangements with a view toward freeing the Company's cash for more effective utilization and creating more efficient financing arrangements.

      o Strengthen the Company's management team. The New Nominees will undertake a serious review of the Company's existing management with the objective of supplementing or replacing the Company's senior management tier with a qualified chief financial officer and experienced operating managers and relocating ARC's management resources on a basis that is consistent with the geographical location, strategic imperatives and customer needs of the Company's businesses. The New Nominees also intend to provide senior management with increased stock incentives and Board participation to better align their interests with the stockholders and the Company.

      o Attempt to unlock hidden stockholder value. The New Nominees will seek to better reflect the value of the Company's businesses in its stock price by implementing the initiatives described above and by refocusing the Company's corporate assets so that the marketplace can more easily appreciate their underlying value.

      o Build long-term stockholder value. The New Nominees will develop a comprehensive business plan that will seek to expand and diversify the Company's business and product lines and customer base through internal growth and strategic acquisitions. The New Nominees will move aggressively to divest the Company of those businesses that do not provide a suitable strategic fit with the Company's long-term business plan or which do not generate an acceptable return on assets and to acquire businesses that offer synergistic advantages or provide the Company with attractive growth and returns.

BY RUNNING OUR OWN SLATE OF NOMINEES, WE BELIEVE WE ARE GIVING STOCKHOLDERS A CHOICE. IF YOU ARE SATISFIED WITH THE PERFORMANCE OF THE COMPANY AND ITS STOCK PRICE, NO DOUBT, YOU WILL RE-ELECT THE COMPANY'S NOMINEES. IF, LIKE US, YOU ARE NOT SATISFIED AND BELIEVE THE COMPANY WOULD BENEFIT BY HAVING A NEW SLATE OF DIRECTORS WITH THE QUALIFICATIONS DESCRIBED HEREIN AND WHO HAVE BEEN SELECTED BY ONE OF THE COMPANY'S LARGEST SHAREHOLDERS, WE URGE YOU TO SUPPORT THE NEW NOMINEES.

                               1999 ANNUAL MEETING

Time and Place of Meeting

      According to Section 2 of Article III of the By-laws an annual meeting of stockholders shall be held on the fourth Tuesday in May of each year, unless such Tuesday is a legal holiday, then on the next business day following such Tuesday, or any other date in May as may be determined by the Company's Board of Directors. The Company has announced that the 1999 Annual Meeting will be held on June 9, 1999 at the Tower Club, 17th Floor, 8000 Towers Crescent Drive, Vienna, Virginia 22182. The record date for the 1999 Annual Meeting has been set by the Board as April 14, 1999. Only stockholders of record at the close of business on the record date will be entitled to notice of and to vote at the 1999 Annual Meeting. This Proxy Statement is first being sent or given to one or more stockholders on or about May [_], 1999.

Proposal Concerning Independent Auditors

      The Company's Proxy Statement for the 1999 Annual Meeting sets forth information concerning and a proposal regarding the ratification of the accounting firm of Grant Thornton LLP as the Company's independent auditors (the "Proposal Concerning Independent Auditors"). The Gold Proxy included with this Proxy Statement may be used to cast your vote in connection with the Proposal Concerning Independent Auditors.

Vote Required

      The Election of Directors Proposal requires the affirmative vote of a plurality of the stock of the Company having voting power present in person or represented by proxy and entitled to vote thereon at the 1999 Annual Meeting. Votes that are withheld for director nominees and broker non-votes will be disregarded and will not affect the outcome of the election. The Proposal Concerning Independent Auditors requires the affirmative vote of a majority of the shares of Common Stock having voting power present in person or represented by proxy and entitled to vote thereon at the 1999 Annual Meeting. A proxy which abstains from a vote on the Proposal Concerning Independent Auditors will have the effect of a vote against such proposal and broker non-votes will not affect the vote on the Proposal Concerning Independent Auditors.

      Any stockholder who executes and delivers a Gold Proxy will have the right to revoke it at any time before it is exercised, by filing with ZCP at 767 Fifth Avenue, New York, New York 10153 or with the Secretary of the Company at its principal executive offices at 8000 Towers Crescent Drive, Suite 750, Vienna, Virginia 22182, an instrument revoking it or a duly executed proxy bearing a later date, or, by appearing in person and voting at the 1999 Annual Meeting.

      According to the Company's Proxy Statement for the 1999 Annual Meeting, there were 4,831,032 shares of Common Stock outstanding on April 14, 1999 and, unless otherwise indicated, references herein to the percentage of outstanding shares of Common Stock owned by any person were computed based upon such number of outstanding shares. Each share of Common Stock is entitled to one vote.

                       CERTAIN INFORMATION CONCERNING ZCP
                 AND THE OTHER PARTICIPANTS IN THE SOLICITATION

      Information is being given herein for (i) ZCP, (ii) John P. Rigas ("Rigas"), a natural person and nominee for the Board of Directors of the Company, (iii) Jean-Claude Roch ("Roch"), a natural person and nominee for the Board of Directors of the Company, (iv) Lt. General William M. Keys, USMC
(Ret.) ("Keys"), a natural person and nominee for the Board of Directors of the Company, (v) John R. Torell III ("Torell"), a natural person and nominee for the Board of Directors of the Company, (vi) Donald E. Zilkha ("Zilkha"), a natural person and nominee for the Board of Directors of the Company, and (vii) Zilkha Guernsey Capital Partners, L.P. ("ZGCP"), a private equity fund established by Zilkha & Company, who are each a "participant in a solicitation" as defined under the proxy rules promulgated by the SEC under the Securities Exchange Act of 1934, as amended (collectively, the "Participants").

      ZCP is a Delaware limited partnership and is principally engaged in the business of making and managing investments. The principal occupation of each of Rigas and Zilkha is being the Co-Managing Partners, through the general partner of ZCP, of ZCP. The principal occupation of Roch is serving on the Board of Directors of Aeroleasing Holding SA and Banque Cantonale Vaudoise. The principal occupation of Keys is Chairman of Keys & Associates. The principal occupation of Torell is Chairman of Torell Management, Inc. ZGCP is a limited partnership formed under the laws of the Bailwick Guernsey and is principally engaged in the business of making and managing investments.

      The business address of each of ZCP, Rigas, Zilkha and ZGCP is 767 Fifth Avenue, New York, New York 10153. The business address for Zilkha & Company is 767 Fifth Avenue, New York, New York 10153. The business address of Keys is c/o Value Properties, 300 East 42nd Street, New York, New York 10017. The business address of Roch is Av. de Florimont 3, CH-1006 Lausanne, Switzerland. The business address of Torell is c/o Torell Management, Inc., 767 Fifth Avenue, New York, New York 10153.

      The Participants and their associates may be deemed to have direct beneficial ownership of the Company's Common Stock ("Shares") as follows:

      Name                                                 Number of Shares
      --------------------------------------------------------------------------
      ZCP                                                     200,000
      Rigas                                                   200,000(1)
      Zilkha                                                  200,000(1)
      ZGCP                                                    200,000(2)

----------
(1)   Represents beneficial ownership of shares of Common Stock owned by ZCP.
(2) Represents potential beneficial ownership of a portion of the shares of Common Stock owned by ZCP. See "Certain Interests in the Proposals and With Respect to Securities of the Issuer."

      The following is a summary of all transactions in Company securities by the Participants over the last two years:

    Date of                                                         Number of
  Transaction                  Nature of Transaction                  Shares
-----------------    -----------------------------------------    -------------

March 30, 1999       Purchase of ARC Common Stock by ZCP.            200,000

      ZCP intends to vote the Shares in accordance with the recommendations of ZCP set forth herein.

                     CERTAIN INTERESTS IN THE PROPOSALS AND
                    WITH RESPECT TO SECURITIES OF THE ISSUER

      Except as listed below, to the knowledge of ZCP, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among ZCP, any other Participants or their respective associates or controlling persons or between ZCP or any of the foregoing persons with respect to any securities of the Company. The partnership agreement of ZCP contains provisions whereby its general partner (which is indirectly controlled by John P. Rigas and Donald E. Zilkha) will receive a certain percentage of realized and unrealized profits, if any, derived from the partnership's investments. In addition, ZCP intends to distribute a certain amount of the Shares, the exact number of which has yet to be determined, to its affiliated investment partnership Zilkha Guernsey Capital Partners, L.P.

                 SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

      The following table presents, as of April 1, 1999 and based solely on information contained in the Company's Proxy Statement for the 1999 Annual Meeting, the Common Stock beneficially owned (as that term is defined by the SEC) by all directors, nominees and named executive officers of the Company, and the directors, nominees and executive officers of the Company as a group. This beneficially owned Common Stock includes shares of Common Stock which they had a right to acquire within 60 days of such date by the exercise of options granted under the Company's stock option plans.

      Except as otherwise noted in a footnote below, each director, nominee and executive officer has sole voting and investment power with respect to the number of shares of Common Stock set forth opposite his or her name in the table.

                                        Amount and
                                        Nature of
Name of Beneficial Owner         Beneficial Ownership(1)    Percent of Class (2)
------------------------         -----------------------    --------------------
Harry H. Warner                           11,000                    *
                                      Owned directly

Earl P. Smith                              6,110                    *
                                      Owned directly

Clifford C. Christ                        26,000                    *
                                      Owned directly

Robert W. Hebel                            8,625                    *
                                      Owned directly

J. R. Sculley                            145,100                  2.9%
                                      Owned directly

W. Glenn Yarborough                       88,160                  1.8%
                                      Owned directly

All executive officers and               284,995                  5.7%
directors as a group (6)              Owned directly

----------
*     Less than 1%
(1) Includes 14,000 shares which may be acquired by Mr. Yarborough and 53,700 shares which may be acquired by Mr. Sculley within 60 days pursuant to outstanding stock options.
(2) Based upon 4,831,032 shares of Common Stock outstanding plus 111,950 shares which may be acquired within 60 days pursuant to outstanding stock options.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth, as of April 1, 1999 and based solely, except as otherwise described herein, on information contained in the Company's Proxy Statement for the 1999 Annual Meeting, the number and percentage of outstanding shares of Common Stock beneficially owned by each person known to ZCP as of such date to be the beneficial owner of more than five percent of the outstanding shares of Common Stock.

            Name and Address              Amount and Nature of     Percentage
          of Beneficial Owner             Beneficial Ownership    of Class (1)
--------------------------------------    --------------------    ------------

Fidelity Low-Priced Stock Fund/                  473,000               9.6%
Fidelity Management & Research Company       Owned directly
82 Devonshire Street
Boston, MA  02109

Dimensional Fund Advisors, Inc.(2)               278,000               5.6%
1299 Ocean Avenue                            Owned directly
11th Floor
Santa Monica, CA  90401

----------
(1) Based upon 4,831,032 shares of common stock outstanding plus 111,950 shares which may be acquired within 60 days pursuant to outstanding stock options.
(2) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 278,000 shares, all of which shares are owned by advisory clients of Dimensional. Dimensional disclaims beneficial ownership of all such shares.

                          PROXY SOLICITATION; EXPENSES

      Proxies may be solicited by ZCP, partners and employees of ZCP, and the other Participants by mail, telephone, telecopier, the Internet and personal solicitation. Regular employees of ZCP and its affiliates may be used to solicit proxies and, if used, will not receive additional compensation for such efforts. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the solicitation material of ZCP to their customers for whom they hold shares, and ZCP will reimburse them for their reasonable out-of-pocket expenses.

      In addition, we have retained MacKenzie Partners, Inc. as our information agent and to solicit proxies in connection with the 1999 Annual Meeting. We have agreed to reimburse MacKenzie Partners, Inc. for its reasonable expenses and to pay MacKenzie Partners, Inc. fees not to exceed $50,000. MacKenzie Partners, Inc. will employ approximately 30 people in its efforts. Costs incidental to this solicitation include expenditures for printing, postage, legal and related expenses and are expected to be approximately $75,000.

      The entire expense of preparing, assembling, printing and mailing this Proxy Statement and related materials, and the cost of soliciting proxies for the proposals endorsed by ZCP, will be borne by ZCP. ZCP estimates such expenses to be $125,000 (including professional fees and expenses, but excluding any costs represented by salaries and wages of regular employees of ZCP and its affiliates). The total expenditures to date have been approximately $60,000 ZCP intends to seek reimbursement from the Company for ZCP's expenses related to this proxy solicitation and such reimbursement shall not be submitted to a vote of the Company's Stockholders.

              STOCKHOLDERS' PROPOSALS IN COMPANY'S PROXY STATEMENT

      Pursuant to Rule 14a-8(e)(2) under the Exchange Act, any proposal by a stockholder at the Annual Meeting to be included in the Company's Proxy Statement must be received in writing at the Company's principal executive offices not less than 120 calendar days in advance of the date of the Company's proxy statement released to security holders in connection with its 2000 Annual Meeting of stockholders. Accordingly, any such stockholder proposal should have been so received by the Company no later than December 28, 1999.

Dated: May [__], 1999

                                        Sincerely,

                                        Your Fellow Stockholder,

                                        ZILKHA CAPITAL PARTNERS, L.P.

                                                                      APPENDIX A

                                                April 12, 1999

Dr. J.R. Sculley
Chairman and Chief Executive Officer
Board of Directors
Allied Research Corporation
8000 Towers Crest Drive, Suite 750
Vienna, VA 22182

Dear Dr. Sculley and Members of the Board:

            On behalf of Zilkha Capital Partners, L.P. ("ZCP"), we are pleased to submit a proposal regarding an investment by ZCP in Allied Research Corporation ("ALR" or the "Company"). We are submitting this proposal in response to W. Glenn Yarborough, Jr.'s suggestion for a written proposal to ALR's Board of Directors (the "ALR Board") following our meeting with Mr. Yarborough on March 30, 1999 at which we briefly discussed certain aspects of the proposal described below.

            As background to your consideration of the proposal, we would like to bring to your attention the following. ZCP is currently a substantial shareholder of the Company and is interested in making a further long-term capital investment in ALR to support ALR in the refocusing of its corporate assets, through the oncoming downturn at MECAR S.A., and to fund external growth through strategic acquisitions. In addition to committed capital, the resources available to ZCP include operational expertise in the defense and commercial sectors and a broad array of international contacts that would be made available to the Company. ZCP and its affiliates have a long history of building and improving companies in a variety of industries.

            As you may know, one of our group's investments was the acquisition of the historic Colt's Manufacturing Company, Inc. ("Colt") pursuant to a bankruptcy reorganization plan in late 1994. At the time of the acquisition, Colt was a significantly under-performing Company, devoid of capital investment, employee training, and expenditure in research and new product development. In addition, Colt had a history of poor labor relations and had lost its important United States Department of Defense markets. Today, after four years under our direction, Colt has re-established a leading position in the U.S. and international small arms defense sector with the proprietary M4 carbine and the M-16 rifle, and through the acquisition of Saco Defense, Inc., with the MK-19 and the newly introduced proprietary ALGL multiple grenade launcher. Colt enjoys harmonious labor relations, has invested heavily in capital equipment and product development, and in fact, leads by a wide margin all other handgun manufacturers in the development of the "smart gun" as has been widely reported in the national press.

            We believe that ALR is in need and would benefit substantially from a strategic redirection of its corporate assets, with a view toward creating synergy between those assets, more efficient financial management in the context of an improved capital structure, and an enhanced operating and management resource base that is congruent with the geographical location, strategic imperatives and customer needs of the Company's three operating divisions. Operating and strategic plans for the three divisions need to be developed in light of changes currently occurring in their respective industry sectors. These plans should focus on the strong need for new product development consistent with customer requirements, expansion and diversification of each division's customer base, improved return on capital employed in the face of shrinking defense budgets and attendant pressures on operating margins, and an aggressive route toward increasing stockholder value. ZCP believes it is uniquely positioned to assist ALR in achieving the above objectives and is willing to substantiate its belief with an immediate and significant capital investment and further investments in the future. As the Company prepares to face the challenges that lie ahead, we further believe that ALR's existing shareholders would welcome the capital and strategic support that ZCP is offering ALR through this proposal.

            We kindly request that ZCP is provided with the opportunity to meet with the ALR Board in the near future and make a presentation with regard to our past business activities and our ideas as to how we may able to assist ALR under its current circumstances.

            The terms and conditions of our proposal are as follows:

      1. Investment Structure. There are two principal components to the investment ZCP hereby proposes (the "Investment Proposal"):

            (a) Convertible Note: ZCP will acquire from ALR and ALR will issue to ZCP, a $9 million principal amount convertible note bearing interest at a rate of 8% per annum, payable quarterly (the "Note"). The Note will mature on the third anniversary of the date of issuance, whereupon all principal shall become due and payable. The Note will be convertible at any time prior to maturity at ZCP's election into 1.125 million shares of registered common stock of ALR, which represents a conversion price of $8 per share (approximately a 20% premium to its weighted average trading price over the past 20 trading days and a 23% premium to its closing trading price on Friday, April 9, 1999). The Note would contain customary anti-dilution provisions and other investor protections.

            (b) Board Participation: As a condition to ZCP's acquisition of the Note, the ALR Board will be expanded from five to nine members. Three of the added board directors will be appointed by ZCP and the remaining seat will be filled by Glenn Yarborough.

      2. Definitive Agreement; Conditions. If the Investment Proposal is acceptable to you, we will proceed promptly with the Company to negotiate a binding, definitive agreement (the "Agreement") providing for the Investment Proposal. As is customary in transactions of this kind, execution of the Agreement would be subject to the satisfactory completion of a due diligence investigation. Consummation of the transactions contemplated by the Agreement would be subject to the approval of the Agreement by the Company's Board of Directors, the obtaining of necessary consents and the satisfaction of any applicable federal or state regulatory requirements. The Agreement would also contain representations, warranties, covenants, indemnifications and other conditions customary for transactions of this kind.

      3. Investigation. Promptly following your execution and delivery of this letter in the manner provided below and until July 31, 1999 (the "Termination Date"), the Company will provide ZCP and its employees, agents, counsel, accountants, financial advisors, consultants and other representatives (together "Representatives") with full access, upon reasonable prior notice, to all officers, employees and accountants of the Company and its subsidiaries and to their assets, properties, contracts, books, records and all such other information and data concerning the business and operations of the Company and its subsidiaries as ZCP reasonably may request in connection with such investigation. ZCP will, and will use its best efforts to cause its Representatives to, hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, and to refrain from using for any purpose other than determining the desirability of the Investment Proposal all documents and information concerning the Company and its subsidiaries made available pursuant to this letter in connection with such due diligence investigation, except to the extent that such documents or information can be shown to have been or become available to ZCP, or its Representatives on a non-confidential basis without violation of this letter. At any time after the Termination Date, upon your request, ZCP will, and will use its best efforts to cause its Representatives to, promptly redeliver or cause to be redelivered to the Company all copies of such documents and information furnished pursuant to this letter and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings relating thereto or based thereon prepared by such parties.

      4. Exclusivity. In consideration of the substantial expenditure of time, effort and expense to be undertaken by ZCP, you hereby undertake and agree (and will undertake and agree in the Agreement) that, for the period from the date hereof until the consummation of the Investment Proposal, or if the Agreement is not executed and delivered on or prior to the Termination Date, until the Termination Date, the Company will not, nor will the Company permit any of its subsidiaries or affiliates (or authorize or permit any of their respective Representatives) to, take, directly or indirectly, any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any person (a) to engage in any Business Combination (as defined below),
(b) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Business Combination or (c) to furnish or cause to be furnished any information with respect to the Company or any of its subsidiaries to any person (other than as contemplated by this letter) who the Company or any such subsidiary, affiliate or Representative knows or has reason to believe is in the process of considering any Business Combination; provided, however, that, following its receipt of any proposal from a third party for a Business Combination, (i) the Company may furnish or cause to be furnished to such party information concerning the Company and its business, properties or assets and the Company may engage in discussions or negotiations with such third party and (ii) the Company may take and disclose to its shareholders a position contemplated by Rule 14e-2 or Rule 14d-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise make a disclosure to the Company's shareholders, but in each case referred to in the foregoing clauses
(i) and (ii), only to the extent that the Board of Directors of the Company shall determine on the basis of written advice from outside counsel that such action is necessary in order for the Board of Directors to act in a manner consistent with its fiduciary obligations under applicable law. If the Company or any such subsidiary, affiliate or Representative receives from any person any offer, inquiry, proposal or informational request referred to above, the Company will promptly advise such person, by written notice, of the terms of this Paragraph and will promptly, orally and in writing, advise ZCP of such offer, inquiry, proposal or request and deliver a copy of the foregoing notice to ZCP. For purposes hereof, "Business Combination" means any merger, consolidation or combination to which the Company or any of its subsidiaries is a party, any sale, dividend, split or other disposition of capital stock or other equity interest of the Company or any of its subsidiaries or any sale, dividend or other disposition of all or substantially all of the assets and properties of the Company or any of its subsidiaries.

      5. Publicity. Following ALR's acceptance of this letter, without the prior written consent of the other party, neither the Company nor ZCP will, and the Company and ZCP will cause their Representatives not to, make any release to the press or other public disclosure or make any statement to any other person with respect to either the fact that discussions or negotiations are taking place concerning the Investment Proposal or the existence or contents of this letter, except for such public disclosure as may be necessary, in the written opinion of counsel, for the party proposing to make the disclosure not to be in violation of or default under any applicable law, regulation or governmental order. If either party proposes to make any disclosure based upon such an opinion, that party will deliver a copy of such opinion to the other party, together with the text of the proposed disclosure, as far in advance of its disclosure as is practicable, and will in good faith consult with and consider the suggestions of the other party concerning the nature and scope of the information it proposes to disclose.

      6. Termination Fee. If at any time prior to termination of this letter the Company shall make any release to the press or other public disclosure, or make any statement to any other person, with respect to either the fact that discussions or negotiations are taking place concerning the Investment Proposal or the existence or content of this letter and a Trigger Event (as defined below) shall occur at any time prior to the first anniversary of the Termination Date, the Company shall, within one business day after a receipt of a request from ZCP, pay to ZCP in cash a termination fee of $250,000, plus an amount equal to its out-of-pocket expenses in connection with the transactions contemplated by this letter and the financing thereof. For purposes hereof, a "Trigger Event" shall have occurred if (i) the Company shall have engaged in any Business Combination, (ii) the Company shall have entered into any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for or relating to any Business Combination, (iii) any person or group of persons acquires securities representing beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of one-third or more, or commences a tender or exchange offer following which the offeror and its affiliates would beneficially own securities representing one-third or more, of the common stock of the Company.

      7. Binding Effect. It is understood that this letter is a letter of intent which represents our understanding with respect to the Investment, and that the parties intend to proceed promptly and in good faith, subject to the terms of this letter and the Agreement, to consummate the Investment Proposal, but that a binding agreement with respect to the Investment Proposal will result only from execution of the Agreement. Notwithstanding the foregoing, the provisions of the Paragraphs 2, 3, 4, 5, 6, and this Paragraph 7 shall be binding on the parties hereto. This letter may be terminated by either the Company or ZCP if the Agreement is not entered into on or before the Termination Date. In addition, the Company may terminate this letter prior to the Termination Date if the ALR Board shall have approved or recommended to the Company's shareholders a Business Combination with a third party after determining, upon the basis of written advice from outside counsel, that such approval or recommendation is necessary in the exercise of its fiduciary obligations under applicable law. Notwithstanding the foregoing, (i) the provisions of Paragraphs 2 (as to the obligations to keep certain information confidential only), 3, 5, and 6 shall survive such termination and (ii) no such termination shall relieve either party from liability for a breach of this letter which occurs prior to such termination.

      8. Governing Law. This letter shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

            We, of course, reserve the right to withdraw the Investment Proposal at any time prior to its acceptance in the manner provided below. In addition, the Investment Proposal shall be deemed to be automatically withdrawn if the Company or any of its Representatives communicates the terms of this letter to any other person at any time prior to its acceptance in the manner provided below. If the foregoing is agreeable to you, please so confirm by signing and returning to us a duplicate of this letter. This letter shall not be effective against either party unless executed by ALR and returned to ZCP on or prior to April 20, 1999.

                                        Sincerely,

                                        ZILKHA CAPITAL PARTNERS, L.P.


                                        By: /s/ John P. Rigas
                                            ------------------------------------
                                            Name:  John P. Rigas
                                            Title: Managing Partner

Agreed to and accepted
as of the ____ day of April, 1999:

ALLIED RESEARCH CORPORATION


By:
    --------------------------------------------
    Name:  J.R. Sculley
    Title: Chairman and Chief Executive Officer

                                                                      APPENDIX B

                                                                      GOLD PROXY

                           ALLIED RESEARCH CORPORATION

       This Proxy is solicited on behalf of Zilkha Capital Partners, L.P.

P The undersigned hereby appoints John P. Rigas and Donald E. Zilkha, or any one or more of them, as Proxies, each with the power to appoint his
R substitute, and hereby authorizes each of them to represent and to vote as designated below all the shares of Common Stock of Allied Research
O Corporation, held of record by the undersigned on April 14, 1999, at the 1999 Annual Meeting of Stockholders to be held on June 9, 1999, or any
X     adjournment thereof.

Y THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. APPROVAL OF EACH OF THE PERSONS LISTED IN ITEM 1 AND OF ITEM 2 IS NOT CONDITIONED UPON APPROVAL OF ANY OTHER SUCH ITEM. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH PERSON LISTED IN ITEM 1 AND FOR ITEM 2.

                           (continued on reverse side)

                           ALLIED RESEARCH CORPORATION
                PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER
                              USING DARK INK ONLY.

Item 1. ELECTION OF DIRECTORS: Lt. General William M. Keys, USMC (Ret.), John P. Rigas, Jean-Claude Roch, John R. Torell III,
            Donald E. Zilkha


            |_| FOR ALL  |_| WITHHOLD AUTHORITY FOR ALL

            |_| FOR ALL EXCEPT THE FOLLOWING NOMINEE(S):

            ____________________________________________

INSTRUCTION To withhold authority to vote for any individual(s), check the box at left and write that individual's Item name in the space provided.

Item 2. APPROVAL OF THE SELECTION OF GRANT THORNTON LLP AS ALLIED RESEARCH CORPORATION'S INDEPENDENT AUDITOR

            |_| FOR  |_| AGAINST  |_| ABSTAIN

            IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

            Date: ______________________________________________________________

            ____________________________________________________________________
            Signature

            ____________________________________________________________________
            Signature if Held Jointly

            ____________________________________________________________________
            Title

            Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in the full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.


                                       2